Exhibit 10.3
EXECUTION COPY
AMENDMENT TO INVESTMENT AGREEMENT
     This amendment (this “Amendment”) dated as of July 14, 2011, amends the Investment Agreement dated as of June 27, 2011 (the “Investment Agreement”) among First BanCorp (the “Company”), a Puerto Rico chartered financial holding company, and each of the Investors (the “Investors”) that signed the Investment Agreement.
     The Investment Agreement describes an expectation that the sales of Common Stock to the Investors and Other Investors will not exceed “$515 million ($550 million minus the expected $35 million purchase price of the shares that would be issuable on exercise of rights expected to be issued in the Rights Offering).” The Company and the Investors now agree that the sales of Common Stock to the Investors and Other Investors will not exceed $525 million ($562.3 million minus the expected $37.3 million purchase price of the shares that would be issuable on exercise of rights expected to be issued in the Rights Offering) and the Company and the Investor are amending the Investment Agreement to reflect that.
     1. Pursuant to Section 12.13 of the Investment Agreement, the parties amend the Investment Agreement as follows:
a.	Each reference in the Investment Agreement to “$515 million” is changed to “$525 million.”

b.	Each reference in the Investment Agreement to “$550 million,” other than the references in Sections 3.1(u) and 5.2(o), is changed to “$562.3 million.”

c.	Each reference in the Investment Agreement to the size, or expected size, of the Rights Offering is changed from “$35 million” to “approximately $37.3 million.”

d.	Section 1.1 of the Investment Agreement is amended to state that the aggregate number of shares the Company will sell to all Investors together (and all Investors together will purchase) shall be 20,220,300 shares of Common Stock.

e.	The reference in Section 3.1(h) of the Investment Agreement to “147,142,858 shares of Common Stock” is changed to “150,000,000 shares of Common Stock.”

f.	The reference in Section 3.1(h) of the Investment Agreement to “32,931,770 shares of Common Stock” is changed to “32,941,797 shares of Common Stock.”
     2. For each Investor, the number of shares of Acquired Common Stock for which such Investor is obligated to purchase and the Aggregate Purchase Price to be paid by such Investor, as set forth below such Investor’s name on its signature page to the Investment Agreement, are each hereby amended to be the number of shares of Acquired Common Stock and the Aggregate Purchase Price set forth below such Investor’s name on its signature page to this Amendment.
     3. Exhibit A contains hypothetical examples illustrating how the number of shares of Acquired Common Stock would be calculated if the Investors and Other Investors purchase Common Stock for (i) $500 million and (ii) $525 million (equal to $562.3 million minus the

$37.3 million purchase price of the shares that would be issuable on exercise of rights expected to be issued in the Rights Offering), respectively, and in either event, all the Series G Preferred Stock is converted into Common Stock.
     4. Except as and to the extent expressly modified by this Amendment, the Investment Agreement shall remain in full force and effect in all respects and the definitions of terms in the Investment Agreement and the provisions of Article 12 of the Investment Agreement shall apply, mutatis mutandis, to this Amendment.
     5. This Amendment and all disputes arising out of or relating to this Amendment and the subject matter hereof or the actions of the parties hereto in the negotiation, execution, administration, performance or nonperformance, enforcement, interpretation, termination and construction hereof and all matters based upon, arising out of or related to any of the foregoing (whether based on contract, tort or otherwise), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal laws, both procedural and substantive, of the State of New York, without regard to conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would apply the laws of any jurisdiction other than the State of New York.
     6. This Amendment may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Amendment, but all of them together will constitute one and the same agreement.
[Signature pages follow]

          IN WITNESS WHEREOF, the Company and the Investors have executed this Amendment, intending to be legally bound by it, as of the day shown on the first page of this Amendment.

FIRST BANCORP
By:	/s/ Lawrence Odell
Title: General Counsel, EVP

INVESTORS Ithan Creek Master Investment Partnership (Cayman) II, L.P.
By:	Wellington Management Company, LLP.
As investment adviser

By:	/s/ Steven M. Hoffman
	Name:	Steven M. Hoffman
	Title:	Vice President & Counsel
Number of Shares: 488,900

Bay Pond Partners, L.P.
By:	Wellington Management Company, LLP.
As investment adviser

By:	/s/ Steven M. Hoffman
	Name:	Steven M. Hoffman
	Title:	Vice President & Counsel
Number of Shares: 9,012,600

Bay Pond Investors (Bermuda), L.P.
By:	Wellington Management Company, LLP.
As investment adviser

By:	/s/ Steven M. Hoffman
	Name:	Steven M. Hoffman
	Title:	Vice President & Counsel
Number of Shares: 4,721,600

Ithan Creek Master Investors (Cayman) L.P.
By:	Wellington Management Company, LLP.
As investment adviser

By:	/s/ Steven M. Hoffman
	Name:	Steven M. Hoffman
	Title:	Vice President & Counsel
Number of Shares: 3,299,200

Wolf Creek Partners, L.P.
By:	Wellington Management Company, LLP.
As investment adviser

By:	/s/ Steven M. Hoffman
	Name:	Steven M. Hoffman
	Title:	Vice President & Counsel
Number of Shares: 1,413,300

Wolf Creek Investors (Bermuda) L.P.
By:	Wellington Management Company, LLP.
As investment adviser

By:	/s/ Steven M. Hoffman
	Name:	Steven M. Hoffman
	Title:	Vice President & Counsel
Number of Shares: 1,284,700

EXECUTION COPY
EXHIBIT A
PRO FORMA CAPITALIZATION
“If issuance price of new common shares is less than 90% of Market Price on Trading Day Immediately preceding the pricing of the equity offering, then the following factor must be multiplied against the Series G Conversion Price as agreed to in the exchange agreement which increases the shares to Treasury”
“Market Price means, with respect to the Common Stock, on any given date, the average VWAP for the 5 consecutive trading day-period ending on the Trading Day immediately preceding such given date.”

	Offering Assumptions:

	90%	90%	Threshold Rate per Treasury Agreement
	$4.4605	$4.4605	FBP “Market Price” One Day Prior to Pricing
	78%	78%	Implied Equity Raise Price (% of Market)
	$3.5000	$3.5000	Equity Raise Price
	$525,000	$500,000	Gross Proceeds from Common Equity Raise ($000s)

(1)	21,303,669	21,303,669	# of shares of common stock outstanding immediately prior to equity raise issuance
+
(2)	130,777,566	124,550,063	# of additional shares from common stock offering at 90% of the market price prior to the offering

(A)	152,081,235	145,853,732	Numerator

(1)	21,303,669	21,303,669	# of shares of common stock in effect immediately prior to equity raise issuance
+
(2)	150,000,000	142,857,143	# of additional shares of common stock for the equity raise issuance

(B)	171,303,669	164,160,812	Denominator

	$10.8780	$10.8780	SERIES G Conversion Price ($0.7252 ADJUSTED FOR REVERSE STOCK SPLIT)
x	0.8878	0.8885	Treasury Factor (“A” divided by “B” as defined above)

	$9.6574	$9.6649	Revised SERIES G Conversion Price

	$424,174	$424,174	SERIES G Balance ($000s)
x	75.0%	75.0%	TARP Pricing/% of Par
/	$10.8780	$10.8780	Conversion Price Per Agreement (VWAP at date of agreement)

	29,245,312	29,245,312	Shares Issued from Series G Exchange

	$424,174	$424,174	SERIES G Balance
x	75.0%	75.0%	TARP Pricing/% of Par
/	$9.6574	$9.6649	Conversion Price Per Agreement

	32,941,797	32,916,087	Shares Issued from adjusted Series G Exchange

	21,303,669	21,303,669	Current Shareholder Ownership
	32,941,797	32,916,087	Treasury Ownership
	150,000,000	142,857,143	New Shareholder Ownership

	204,245,466	197,076,899	Total Pro Forma Shares Outstanding
	$714,859,131	$689,769,145	Pro Forma Market Capitalization

	10.43%	10.81%	Current Shareholder Ownership
	16.13%	16.70%	Treasury Ownership
	73.44%	72.49%	New Shareholder Ownership

	20,220,300	19,510,613	9.9% Shareholder (shares)

	$70,771,050	$68,287,145	9.9% Shareholder ($)

[K&L GATES LETTERHEAD]
[Date]
The Investors set forth on Schedule I
c/o Wellington Management Company, LLP
280 Congress Street
Boston, MA 02210
Attn: Legal and Compliance Department
Ladies and Gentlemen:
     We have acted as counsel to First BanCorp, a Puerto Rico chartered financial holding company (the “Company”), in connection with the Investment Agreement dated as of June 27, 2011, as amended by an Amendment Agreement dated as of July 14, 2011 (the “Investment Agreement”) among the investors set forth on Schedule I to this letter (the “Investors”) and the Company. The Investment Agreement provides for the issuance and sale by the Company to the Investors (the “Transaction”) of [___] shares (the “Acquired Shares”) of the common stock of the Company, par value $0.10 per share (“Common Stock”). We are delivering this opinion letter to you at the Company’s request in order to enable it to fulfill the condition in Section 5.2(t) of the Investment Agreement.
     In connection with rendering the opinions set forth below, we have, in addition to reviewing the Investment Agreement and the documents the Company is required by the Investment Agreement to deliver to the Investors at or before the Closing Date (as defined in the Investment Agreement), reviewed and relied on statements by officers of the Company, certifications by governmental authorities and a fact certificate of an officer of the Company (the “Fact Certificate”) and such other documents as we deemed are necessary to enable us to render those opinions. We have also made the assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine, and that no changes in the facts certified in the Fact Certificate have occurred or will occur between the date of the Fact Certificate and the date of this letter.
     We have further assumed the legal capacity of natural persons, and have assumed that each party to the Investment Agreement (other than the Company) has the legal capacity and has satisfied all legal requirements that are applicable to that party to the extent necessary to make the Investment Agreement enforceable against that party. We have further assumed that the Company (a) is duly incorporated and in good standing under the laws of the Commonwealth of Puerto Rico, (b) has the corporate power to execute, deliver, and perform its obligations under the Investment Agreement, (c) has taken all corporate action necessary to authorize the execution, delivery, and performance of the Investment Agreement and (d) has duly executed and delivered the Investment Agreement. With respect to the assumptions described in (a), (b),

(c) and (d), we have relied on the legal opinion delivered to you by Martinez Odell & Calabria in connection with the Investment Agreement. We have not independently verified any of the foregoing assumptions or independently established any of the facts so relied upon.
     Except the opinions contained in numbered paragraphs 4,5 and 6 below, which are limited to United States federal law, and the opinion contained in numbered paragraph 1 below, which is limited to the rules of the New York Stock Exchange (“NYSE”) contained in the NYSE Listed Company Manual, the opinions expressed in this opinion letter are limited to the laws of the State of New York, without regard to conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would apply the laws of any jurisdiction other than New York. We are not opining on, and we assume no responsibility with respect to, the applicability to or effect on any of the matters covered by our opinion of any other laws, the laws of any other jurisdiction or the laws of any county, municipality or other political subdivision or any local governmental agency or authority.
     Based on, and subject to, the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:
     1. The stockholder approval required by the Section 312.03 of the NYSE Listed Company Manual is the affirmative vote of a majority of the votes cast, provided that that total votes cast represent over 50% of all of the outstanding Common Stock.
     2. The Investment Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
     3. When the Acquired Shares are sold to and paid for by the Investors on the Closing Date as contemplated by the Investment Agreement, the respective Investors will receive such shares free and clear of any liens, encumbrances or claims of any other persons, other than liens imposed because of acts of, or conditions relating to, the Investors and restrictions on transfer imposed by applicable securities or banking laws or Section 8-511(c) of the New York Uniform Commercial Code.
     4. Except with regard to approvals required to be obtained by the Investors, as to which we render no opinion, neither the execution and delivery of the Investment Agreement by the Company, nor completion by the Company of the Transaction, requires the consent of, approval by, or a filing or notification by the Company with any Governmental Entity (as defined in the Investment Agreement) under United States federal law other than filings and notifications that have already been made.
     5. Assuming the accuracy of the representations and warranties made by the Investors in Section 3.2 of the Investment Agreement and by the Company in Section 3.1 of the Investment Agreement and in the Fact Certificate, the issuance and sale of the Acquired Shares in accordance with the Investment Agreement will be exempt from the registration requirements of the Securities Act of 1933, as amended.
     6. The Company is not, and will not become solely as a result of the consummation of the transactions that are the subject of the Investment Agreement, an “investment company”

or a “company” “controlled” by an “investment company” (as each of those terms is defined in the Investment Company Act of 1940 (“1940 Act”)) that is required to be registered under the 1940 Act.
     Our opinion in numbered paragraph 2 above is subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally, and to general principles of equity (whether applied by a court of law or equity).
     We are furnishing this opinion letter to you solely in connection with the Transaction. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent. The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

Yours truly,

Attachment: Schedule I — Investors

Schedule I
Ithan Creek Master Investment Partnership (Cayman) II, L.P.
Bay Pond Partners, L.P.
Bay Pond Investors (Bermuda) L.P.
Ithan Creek Master Investors (Cayman) L.P.
Wolf Creek Partners, L.P.
Wolf Creek Investors (Bermuda) L.P.

Exhibit C
Form of Opinion of Martinez Odell & Calabria
(see attached)

[MARTINEZ ODELL & CALABRIA LETTERHEAD]
[Date]
The Investors set forth on Schedule I
c/o Wellington Management Company, LLP
280 Congress Street
Boston, MA 02210
Attn: Legal and Compliance Department
Ladies and Gentlemen:
     We have acted as counsel to First BanCorp, a Puerto Rico chartered financial holding company (the “Company”), in connection with the Investment Agreement dated as of June 27, 2011, as amended by an Amendment Agreement dated as of July 14, 2011 (the “Investment Agreement”) among the investors set forth on Schedule I to this letter (the “Investors”) and the Company. The Investment Agreement provides for the issuance and sale by the Company to the Investors (the “Transaction”) of [___] shares (the “Acquired Shares”) of the common stock of the Company, par value $0.10 per share (“Common Stock”). We are delivering this opinion letter to you at the Company’s request in order to enable it to fulfill the condition in Section 5.2(t) of the Investment Agreement.
     In connection with rendering the opinions set forth below, we have, in addition to reviewing the Investment Agreement and the documents the Company is required by the Investment Agreement to deliver to the Investors at or before the Closing Date (as defined in the Investment Agreement), reviewed and relied on statements by officers of the Company, certifications by governmental authorities and a fact certificate of an officer of the Company (the “Fact Certificate”) and such other documents as we deemed are necessary to enable us to render those opinions. We have also made the assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine, and that no changes in the facts certified in the Fact Certificate have occurred or will occur between the date of the Fact Certificate and the date of this letter.
     We have further assumed the legal capacity of natural persons, and have assumed that each party to the Investment Agreement (other than the Company) has the legal capacity and has satisfied all legal requirements that are applicable to that party to the extent necessary to make the Investment Agreement enforceable against that party. We have not verified any of the foregoing assumptions, or others contained herein, or independently established any of the facts so relied upon.
     The opinions expressed in this opinion letter are limited to the laws of the Commonwealth of Puerto Rico the (“Commonwealth”), without regard to conflicts of laws principles (whether of the Commonwealth or any other jurisdiction) that would apply the laws of any jurisdiction other than the Commonwealth. We are not opining on, and we assume no responsibility with respect to, the applicability to or effect on any of the matters covered by our opinion of any other laws or the laws of any other jurisdiction.
     Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:
     1. The Company is a corporation validly existing and, with the exception of any consent order or agreement with a governmental authority, in good standing under the laws of the Commonwealth. Each of the Company and each subsidiary of the Company or FirstBank Puerto Rico set forth on Schedule II (each a “Subsidiary,” collectively, the “Subsidiaries”) is duly qualified to do business in the Commonwealth.
     2. Each of the Subsidiaries has been and is validly existing and, to the extent the concept is applicable, and with the exception of any consent order or agreement with a governmental authority, in good standing under the laws of the Commonwealth.
     3. The Company has all corporate power and authority that is necessary to enable it to enter into the Investment Agreement and carry out the Transaction, and all corporate actions necessary to enable the Company to enter into the Investment Agreement and carry out the Transaction have been taken. The Investment Agreement has been duly executed and delivered by the Company.
     4. The purchase of the Acquired Shares by the Investors will not constitute a “Business Combination” subject to Section B of Article Tenth of the Company’s Articles of Incorporation and will not be subject to any statutory or other provisions regarding business combinations with interested stockholders.
     5. The Acquired Shares have been duly authorized and validly issued and, upon receipt of the full amount of requisite consideration, will be non-assessable outstanding shares of Common Stock. The sale of the Acquired Shares and the sale of Common Stock to Other Investors under Investor Agreements (as defined in the Investment Agreement) will not give any other person preemptive rights or other rights to acquire shares of Company of any class or series under Commonwealth law, under the Certificate of Incorporation or by-laws of the Company, or under any agreement of which we are aware to which the Company is a party.
     6. The only authorized stock of the Company is 2,000,000,000 shares of Common Stock and 50,000,000 shares of preferred stock.
     7. Except with regard to approvals required to be obtained by the Investors, as to which we render no opinion, neither the execution and delivery of the Investment Agreement by the Company, nor completion by the Company of the Transaction, requires the consent of, approval by, or a filing or notification by the Company with any Governmental Entity (as defined in the Investment Agreement) under the laws of the Commonwealth other than filings and notifications already made and/or consents and approvals already obtained.

     Our opinions expressed above are further subject to the following limitations, exceptions, qualifications and assumptions:
     (a) We express no opinion with respect to limitations imposed by law and court decisions upon the availability of the remedy of specific performance, injunctive relief and other equitable remedies, whether sought in legal or equitable proceedings.
     (b) We note that the enforcement of any obligations of the Company under the Investment Agreement may be limited by the receivership, conservatorship and supervisory powers of depository institution regulatory agencies generally, as well as by, and our opinions are subject to, applicable bankruptcy, solvency, insolvency, reorganization, moratorium, marshaling, or other similar laws and legal requirements (including, without limitation, fraudulent transfer laws) and general equitable principles (whether considered in a proceeding in equity or at law).
     (c) We express no opinion as to, and have assumed for purposes of our opinions, the fairness of, the transactions contemplated under the Investment Agreement, and the adequacy of consideration for the obligations of each party thereunder.
     (d) Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Investment Agreement and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where a default under the revised documents is not material.
     (e) We express no opinion as to the validity or enforceability of any provision in the Investment Agreement waiving, expressly or by implication, stated rights, defenses or rights granted by laws, where such waivers are or may be deemed to be against public policy or prohibited by law.
     (f) We express no opinion as to the enforceability of any rights to indemnification provided for in the Investment Agreement which may be limited by (i) laws rendering unenforceable indemnification contrary to federal or state securities laws and the public policy underlying such laws, and (ii) laws limiting the enforceability of provisions exculpating or exempting a party from liability, or requiring indemnification of a party, for its own action or inaction, to the extent such action or inaction involves gross negligence, recklessness or willful or unlawful conduct.
     (g) We express no opinion as to the validity or enforceability of any particular provision that the Investment Agreement may contain relating to (i) waivers of rights to object to jurisdiction or venue, or consents to jurisdiction or venue, (ii) waivers of rights to (or methods of) service of process, or rights to trial by jury, or other rights or benefits bestowed by operation of law, or (iii) exculpation or exoneration clauses, indemnity clauses, and clauses relating to releases or waivers of unmatured claims or rights.

     (h) We have also assumed that, without independent investigation or verification, there are no extrinsic agreements, arrangements or understandings between or among any of the parties to the Investment Agreement that would modify or interpret the terms of the same or the respective rights or obligations of the parties thereunder.
     (i) We express no opinion on whether the Company or each Subsidiary has conducted all required local, municipal, state and/or federal tax filings or paid all corresponding taxes, and we express no opinion on any tax matters addressed in the Investment Agreement.
     (j) The opinions expressed in paragraphs 1 and 2 of this opinion are based upon certain certificates, confirmations, statements and information issued by or received from the appropriate Governmental Entities.
     (k) The Commonwealth’s Department of State has informed us that it does not issue good standing certificates in connection with international banking entities; therefore, we provide no opinion as to whether First Bank Overseas Corp., or any other international banking entity, is in good standing under the laws of the Commonwealth.
     (l) For purposes of the opinions set forth herein, we have relied on the Fact Certificate, the Company’s Articles of Incorporation, and minute books and stock records relating to meetings and written actions of the Board of Directors and stockholders of the Company. The Company has represented to us that the records and documents made available to us are complete and accurate.
     (m) We have assumed the conformity of the documents filed with the U.S. Securities and Exchange Commission via EDGAR, except for required EDGAR formatting changes to physical copies of the documents delivered to or prepared by, the Company and submitted for our examination.
     We are furnishing this opinion letter to you solely in connection with the Transaction. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent. The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

Yours truly,

Attachment: Schedule I — Investors
Attachment: Schedule II — Subsidiaries

Schedule I
Ithan Creek Master Investment Partnership (Cayman) II, L.P.
Bay Pond Partners, L.P.
Bay Pond Investors (Bermuda) L.P.
Ithan Creek Master Investors (Cayman) L.P.
Wolf Creek Partners, L.P.
Wolf Creek Investors (Bermuda) L.P.

Schedule II

FirstBank Puerto Rico	Puerto Rico
First Federal Finance Corporation (d/b/a Money Express)	Puerto Rico
FirstMortgage, Inc.	Puerto Rico
FirstBank Overseas Corp.	Puerto Rico
FirstBank Puerto Rico Securities Corp.	Puerto Rico
First Management of Puerto Rico, Inc.	Puerto Rico
FirstBank Insurance Agency, Inc.	Puerto Rico